Exhibit 99.1

OSG                                                                                                                      Press Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP REACHES COMPREHENSIVE SETTLEMENT
WITH DEPARTMENT OF JUSTICE

Plea Agreement Brings Investigation to a Close

NEW YORK, NY - December 19, 2006 - Overseas Shipholding Group, Inc. (NYSE: OSG) announced today that it has reached a comprehensive settlement with the United States Department of Justice regarding violations stemming from an investigation that began in 2003.

Under the agreement, the Company will plead guilty to a total of 33 counts including one charge concerning an improper discharge of oil in 2002 and multiple record-keeping violations, including making false statements, obstruction and conspiracy related to such violations. The settlement concludes a multi-jurisdictional investigation that involved 12 vessels. The Company also agreed to pay a fine in the amount of $27.8 million and pay $9.2 million to designated environmental community service programs. As a result of the agreement, all outstanding charges against OSG as an organization will be settled, including the indictment regarding the Pacific Ruby announced earlier this year. This settlement is subject to the acceptance by federal courts in the District of Massachusetts and Eastern District of Texas.

As previously announced, the Company has reserved $37 million in anticipation of a settlement. OSG does not believe that this settlement will have a material financial impact on its ongoing business, its relations with customers and vendors or any of its contractual arrangements. While OSG was encouraged by the decision on December 4, 2006 by Judge Heartfield in the Eastern District of Texas to dismiss eight of the ten charges against the Company regarding the Company's vessel, Pacific Ruby, OSG concluded that it was in the best interests of its shareholders, employees and customers to agree to a comprehensive settlement.

"We are pleased to bring closure to this investigation and believe our cooperation with the Government was vital to today's announcement," stated Morten Arntzen, President and Chief Executive Officer of OSG. "Our internal processes enabled us to self-report information to the Government about certain violations. We did so not only because it was the right thing to do but because it is consistent with the Company's core values of integrity and transparency." Mr. Arntzen, continued, "We have always considered quality technical operations across our fleet to be our highest priority, and we have worked hard to correct the issues that resulted in today's announcement," added Arntzen. "The changes that we have implemented based on what we learned from this investigation support our goal to be the most respected and successful transportation services company in the shipping industry."

OSG and the Government also agreed to an Environmental Compliance Plan that is one of the most advanced and comprehensive in the industry and incorporates many of the programs already established by the Company.

"We know of no other company in our industry that has a compliance program as extensive as OSG's," stated Captain Robert Johnston, Senior Vice President and Head of Shipping Operations. "We are confident that we have put the right people, systems, processes and training programs in place to ensure these issues will not happen again and that we deliver on our commitment to being a responsible marine transportation company."

About OSG

Overseas Shipholding Group, Inc. (NYSE: OSG) is one of the largest publicly traded tanker companies in the world with a combined owned, operated and newbuild fleet of 135 vessels aggregating 13.2 million dwt and 865,000 cbm, as of today. As a market leader in global energy transportation services for crude oil and petroleum products in the U.S. and International Flag markets, OSG is committed to setting high standards of excellence for its quality, safety and environmental programs. OSG is recognized as one of the world's most customer-focused marine transportation companies, with offices in Athens, London, Manila, Montreal, Newcastle, New York City, Philadelphia, Singapore and Tampa. More information is available at www.osg.com.

Investor Contact:
Overseas Shipholding Group, Inc.
Jennifer L. Schlueter
Head of Corporate Communications and Investor Relations
Telephone: +1 212-578-1634

Press Contact:
APCO Worldwide
Eliot Hoff
Telephone: +1 212-300-1801

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